Execution Version

Exhibit 10.6

SECOND LIEN INTERCREDITOR AGREEMENT

Among

CALLON PETROLEUM COMPANY,

the other Grantors party hereto,

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION,
as Senior Representative for the Senior Secured Parties,

ROYAL BANK OF CANADA,
as the Initial Second Priority Representative

and

each additional Representative from time to time party hereto dated as of October 8, 2014

This SECOND LIEN INTERCREDITOR AGREEMENT is entered into as of October 8, 2014 (as amended, supplemented or otherwise modified from time to time, this “Agreement”), among CALLON PETROLEUM COMPANY, a Delaware corporation (the “Company”), the other Grantors (as defined below) party hereto, JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as representative for the Senior Secured Parties (in such capacity, the “Senior Representative”), Royal Bank of Canada, as representative for the Initial Second Priority Debt Parties (in such capacity and together with its successors in such capacity, the “Initial Second Priority Representative”), and each additional Second Priority Representative that from time to time becomes a party hereto pursuant to Section 8.09.

In consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, each other Grantor, the Senior Representative (for itself and on behalf of the Senior Secured Parties), the Initial Second Priority Representative (for itself and on behalf of the Initial Second Priority Debt Parties) and each additional Second Priority Representative (for itself and on behalf of the Second Priority Debt Parties under the applicable Second Priority Debt Facility) agree as follows:

ARTICLE I Definitions

SECTION 1.01.  Certain Defined Terms.  Capitalized terms used but not otherwise defined herein have the meanings set forth in the Credit Agreement or, if defined in the UCC and not defined in the Credit Agreement, the meanings specified in the UCC.  As used in this Agreement, the following terms have the meanings specified below:

“Agreement” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Bankruptcy Code” means Title 11 of the United States Code, as amended.

“Bankruptcy Law” means the Bankruptcy Code and any other federal, state or foreign law for the relief of debtors, or any arrangement, reorganization, insolvency, moratorium, assignment for the benefit of creditors, any other marshalling of the assets or liabilities of the Company or any of its Subsidiaries, or similar law affecting creditors’ rights generally.

“Collateral” and “Shared Collateral” each mean, collectively, the Senior Collateral and the Second Priority Collateral, subject to the exclusions set forth in Section 2.06.

“Collateral Documents” means the Senior Collateral Documents and the Second Priority Collateral Documents.

“Company” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Credit Agreement” means that certain Credit Agreement, dated as of March 11, 2014, among the Company, the lenders party thereto from time to time and JPMorgan Chase

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Bank, National Association, as administrative agent and issuing lender, as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.

“Debt Facility” means the Senior Facility and any Second Priority Debt Facility.

“Defaulting Senior Secured Party” has the meaning set forth in Section 3.01(f).

“Designated Second Priority Representative” means (i) the Initial Second Priority Representative, until such time as the Second Priority Debt Facility under the Initial Second Priority Debt Documents ceases to be the only Second Priority Debt Facility under this Agreement and (ii) thereafter, the Second Priority Representative designated from time to time by the Initial Second Priority Representative, in a notice to the Senior Representative and the Company hereunder, as the “Designated Second Priority Representative” for purposes hereof.

“DIP Financing” has the meaning assigned to such term in Section 6.01.

“Discharge of Senior Obligations”  means:

(a)     payment in full in cash of all Senior Obligations (other than outstanding Letter of Credit Obligations,  Treasury Management Obligations, and indemnification obligations for which no demand or claim for payment, whether oral or written, has been made at the time of all other payments made pursuant to this clause (a))  (or, with respect to any particular Hedge Contract with a Swap Counterparty, other arrangements have been made by the Company and the Swap Counterparty who is a party to such Hedge Contract in a manner satisfactory to such parties in their sole discretion and communicated to the Senior Representative);

(b)     termination, back stop satisfactory to the Issuing Lender or Treasury Management Bank (as applicable) in its sole discretion, or cash collateralization (in an amount not to exceed the lesser of 105% of the maximum exposure thereof and the amount required by the Credit Agreement and in the manner required by the Credit Agreement) of all outstanding Letter of Credit Obligations and all Treasury Management Obligations; and

(c)     termination or expiration of all commitments, if any, to extend credit that would constitute Senior Obligations, including termination (or other arrangements satisfactory to each applicable Swap Counterparty in its sole discretion) of all Hedge Contracts with any Grantor and all Swap Obligations thereunder;

provided that the Discharge of Senior Obligations shall not be deemed to have occurred in connection with a Refinancing of such Senior Obligations secured by such Shared Collateral.

“Enforcement Action” means an action under applicable law to (a) foreclose, execute, levy, or collect on, take possession or control of, sell or otherwise realize upon (judicially or non-judicially), or lease, license, or otherwise dispose of (whether publicly or privately), Collateral, or otherwise exercise or enforce remedial rights with respect to Collateral under the Senior Debt Documents or the Second Priority Debt Documents (including by way of setoff, recoupment, notification of a public or private sale or other disposition pursuant to the UCC or other applicable law, notification to account debtors or notification to depositary banks under deposit account control agreements), (b) solicit bids from third Persons to conduct the liquidation or disposition of Collateral or to engage or retain sales brokers, marketing agents, or auctioneers for the purposes of marketing, promoting, and selling Collateral, (c) receive a transfer of Collateral in satisfaction of any obligation secured thereby, (d) otherwise enforce a security interest or exercise a remedy as a secured creditor by way of set off or as a result of other exercise of remedies in equity or pursuant to the Senior Debt Documents or the Second Priority Debt Documents (including the commencement of applicable legal proceedings or other actions with respect to all or any portion of the Collateral to facilitate the actions described in the preceding clauses, and exercising voting rights in respect of equity interests comprising Collateral), (e) effect the Disposition of Collateral by any Grantor after the occurrence and during the continuation of an event of default under the Senior Debt Documents or the Second Priority Debt Documents with the consent of the Senior Representative, or (f) commence, or join in filing of a petition for commencement of, an Insolvency or Liquidation Proceeding against the owner of Collateral.

“Grantors” means the Company and each Subsidiary of the Company or other entity which has granted a security interest pursuant to any Collateral Document to secure any Senior Obligations or Second Priority Debt Obligations.

“Hedging Obligation”  all obligations of any Grantor owing to any Swap Counterparty under any Hedge Contract; provided that, (i) when any Swap Counterparty assigns or otherwise transfers any interest held by it under any Hedge Contract to any other Person pursuant to the terms of such agreement, the obligations thereunder shall constitute Obligations under the Credit Agreement and other Loan Documents only if such assignee or transferee is also then a Lender or an Affiliate of a Lender and (ii) if a Swap Counterparty ceases to be a Lender under the Credit Agreement or an Affiliate of a Lender under the Credit Agreement, obligations owing to such Swap Counterparty shall be included as Hedging Obligations only to the extent such obligations arise from transactions under such Hedge Contracts that were (x) entered into at the time such Swap Counterparty was a Lender under the Credit Agreement or an Affiliate of a Lender under the Credit Agreement or (y) in existence on the Closing Date so long as such Swap Counterparty was a Lender under the Credit Agreement or an Affiliate of a Lender on the Closing Date, in each case, without giving effect to any extension, increases, or modifications thereof which are made after such Swap Counterparty ceases to be a Lender under the Credit Agreement or an Affiliate of a Lender under the Credit Agreement; provided further that the definition of “Hedging Obligations” shall not create any guarantee by any Guarantor of (or grant of security interest by any Guarantor to support, as applicable) any Excluded Swap Obligations of such Guarantor for purposes of determining any obligations of any Guarantor.  As used in this definition, “Lenders” shall be as defined in the Credit Agreement.

“Initial Second Priority Debt” means the Second Priority Debt incurred pursuant to the Initial Second Priority Loan Agreement.

“Initial Second Priority Debt Documents” means the Initial Second Priority Loan Agreement and all promissory notes, indentures, Second Priority Collateral Documents and other operative agreements evidencing or governing the Initial Second Priority Debt (but excluding this Agreement).

“Initial Second Priority Debt Obligations” means any and all amounts owing or to be owing by the Company or any Subsidiary (whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising) under any Initial Second Priority Debt Document, including, without limitation, the principal of and all interest on the loans made pursuant to the Initial Second Priority Loan Agreement and all fees, premium, expense reimbursement obligations, indemnification obligations and other obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including any amounts that accrue after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of the Company or any Subsidiary (or could accrue but for the operation of applicable bankruptcy or insolvency laws), whether or not allowed or allowable as a claim in any such case, proceeding or other action).

“Initial Second Priority Debt Parties” means the holders of the Initial Second Priority Debt, any trustee or agent therefor under any related Initial Second Priority Debt Documents and the beneficiaries of each indemnification obligation undertaken by the Company or any other Grantor under any related Second Priority Debt Documents.

“Initial Second Priority Loan Agreement” means that certain Second Lien Credit Agreement dated as of October 8, 2014, among the Company, Royal Bank of Canada, as administrative agent and collateral agent, and the lenders party thereto.

“Initial Second Priority Representative” has the meaning assigned to such term in the introductory paragraph to this Agreement.

“Insolvency or Liquidation Proceeding” means:

(1)     any case commenced by or against the Company or any other Grantor under any Bankruptcy Law, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Company or any other Grantor, any receivership or assignment for the benefit of creditors relating to the Company or any other Grantor or any similar case or proceeding relative to the Company or any other Grantor or its creditors, as such, in each case whether or not voluntary;

(2)     any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Company or any other Grantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or

(3)     any other proceeding of any type or nature in which substantially all claims of creditors of the Company or any other Grantor are determined and any payment or distribution is or may be made on account of such claims.

“Joinder Agreement” means a supplement to this Agreement in the form of Annex III hereof required to be delivered by a Representative to the Senior Representative pursuant to Section 8.09 hereof in order to include an additional Debt Facility hereunder and to become the Representative hereunder for the Second Priority Debt Parties under such Debt Facility.

 “Officer’s Certificate” has the meaning assigned to such term in Section 8.08.

“Permitted Second Lien Actions” has the meaning set forth in Section 3.01(a).

 “Pledged or Controlled Collateral” has the meaning assigned to such term in Section 5.05(a).

“Proceeds” means (i) the proceeds of any sale, collection or other liquidation of Shared Collateral, (ii) any payment or distribution made in respect of Shared Collateral in an Insolvency or Liquidation Proceeding and (iii) any amounts received by the Senior Representative or any Senior Secured Party from a Second Priority Debt Party in respect of Shared Collateral pursuant to this Agreement.

“Purchase of Senior Priority Notice” has the meaning assigned to such term in Section 3.01(f).

“Recovery” has the meaning assigned to such term in Section 6.04.

“Refinance” means, in respect of any indebtedness, to refinance, extend, renew, defease, amend, increase, modify, supplement, restructure, refund, replace or repay, or to issue other indebtedness or enter alternative financing arrangements, in exchange or replacement for such indebtedness (in whole or in part), including by adding or replacing lenders, creditors, agents, borrowers or guarantors, and including in each case, but not limited to, after the original instrument giving rise to such indebtedness has been terminated or assigned and including, in each case, through any credit agreement, indenture or other agreement.  “Refinanced” and “Refinancing” have correlative meanings.

“Representatives” means the Senior Representative and the Second Priority Representatives.

“Second Priority Class Debt” has the meaning assigned to such term in Section 8.09.

“Second Priority Class Debt Parties” has the meaning assigned to such term in Section 8.09.

“Second Priority Class Debt Representative” has the meaning assigned to such term in Section 8.09.

“Second Priority Collateral” means any “Collateral” as defined in any Second Priority Debt Document or any other assets of the Company or any other Grantor with respect to which a Lien is granted or purported to be granted pursuant to a Second Priority Collateral Document as security for any Second Priority Debt Obligation.

“Second Priority Collateral Documents” means each of the collateral agreements, security agreements and other instruments and documents executed and delivered by the Company or any Grantor for purposes of providing collateral security for any Second Priority Debt Obligation.

“Second Priority Debt”  means all obligations and all amounts owing, due, or secured in favor of any Second Priority Debt Party, whether now existing or arising hereafter, including all principal, premium, interest, fees, attorneys’ fees, costs, charges, expenses, reimbursement obligations, indemnities, guarantees, premiums, and all other amounts payable to any Second Priority Debt Party (including, in each case, all amounts accruing on or after the commencement of any Insolvency or Liquidation Proceeding relating to any Grantor, or that would have accrued or become due under the terms of the relevant debt documents but for the effect of the Insolvency or Liquidation Proceeding and irrespective of whether a claim for all or any portion of such amounts is allowable or allowed in such Insolvency or Liquidation Proceeding).

“Second Priority Debt Documents” means the Initial Second Priority Debt Documents and, with respect to any other series, issue or class of Second Priority Debt, the promissory notes, indentures, Collateral Documents or other operative agreements evidencing or governing such Debt, including the Second Priority Collateral Documents.

 “Second Priority Debt Facility” means each note, term loan, revolving credit facility or other debt instrument created under the terms of the Second Priority Debt Documents.

“Second Priority Debt Obligations” means the Initial Second Priority Debt Obligations and, with respect to any other series, issue or class of Second Priority Debt, (a) all principal of, and interest, fees, and expenses (including, without limitation, any interest, fees, or expenses which accrues after the commencement of any Insolvency or Liquidation Proceeding, whether or not allowed or allowable as a claim in any such proceeding) payable with respect to the Debt arising pursuant to the applicable Second Priority Debt Documents, (b) all other amounts payable to the related Second Priority Debt Parties under the related Second Priority Debt Documents and (c) any renewals or extensions of the foregoing.

“Second Priority Debt Parties” means the Initial Second Priority Debt Parties and, with respect to any other series, issue or class of Second Priority Debt Obligations, the holders of such Second Priority Debt Obligations, the Representative with respect thereto, any trustee or agent therefor under any related Second Priority Debt Documents and the beneficiaries of each indemnification obligation undertaken by the Company or any other Grantor under any related Second Priority Debt Documents.

“Second Priority Lien” means the Liens on the Second Priority Collateral in favor of Second Priority Debt Parties under Second Priority Collateral Documents.

“Second Priority Representative” means (i) in the case of the Second Priority Debt Obligations arising under the Initial Second Priority Debt Documents, the Initial Second Priority Representative and (ii) in the case of any other Second Priority Debt Facility, the trustee, administrative agent, collateral agent, security agent or similar agent under such Second Priority Debt Facility that is named as the Representative in respect of such Second Priority Debt Facility in the applicable Joinder Agreement.

“Secured Parties” means the Senior Secured Parties and the Second Priority Debt Parties.

 “Senior Collateral” means any “Collateral” as defined in any Senior Debt Document or any other assets of the Company or any other Grantor with respect to which a Lien is granted or purported to be granted pursuant to a Senior Collateral Document as security for any Senior Obligations, but excluding property that does not constitute Collateral pursuant to Section 2.06.

“Senior Collateral Documents” means the Security Agreement and the other “Security Instruments” as defined in the Credit Agreement and each of the collateral agreements, security agreements and other instruments and documents executed and delivered by the Company or any other Grantor for purposes of providing collateral security for any Senior Obligation, but excluding any such documents to the extent they create a security interest in property that does not constitute Collateral pursuant to Section 2.06.

“Senior Debt Documents” means the Credit Agreement and the other “Loan Documents” as defined in the Credit Agreement.

“Senior Facility” means, collectively, (i) the revolving credit facility created under the terms of the Credit Agreement, (ii) the Grantors’ Hedge Contracts with Swap Counterparties, and (iii) the Grantors’ Treasury Management Agreements with Treasury Management Banks.

“Senior Obligations” means the “Obligations” as defined in the Credit Agreement.

“Senior Priority Purchase Period” has the meaning assigned to such term in Section 3.01(f).

“Senior Representative” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Senior Secured Parties” means the “Secured Parties” as defined in the Credit Agreement.

“Shared Collateral”: See “Collateral.”

“Standstill Period” has the meaning assigned to such term in Section 3.01(a).

 “Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York, or the Uniform Commercial Code (or any similar or comparable legislation) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

SECTION 1.02.  Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agree ment, instrument, other document, statute or regulation herein shall be construed as referring to such agreement, instrument, other document, statute or regulation as from time to time amended, supplemented or otherwise modified, (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, but shall not be deemed to include the subsidiaries of such Person unless express reference is made to such subsidiaries, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections and Annexes shall be construed to refer to Articles, Sections and Annexes of this Agreement, (v) unless otherwise expressly qualified herein, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (vi) the term “or” is not exclusive.

ARTICLE II Priorities and Agreements with Respect to Shared Collateral

SECTION 2.01.  Subordination.

(a)     Notwithstanding (i) the date, time, manner or order of filing or recordation of any document or instrument or grant, attachment or perfection of any Liens granted to any Second Priority Representative or any Second Priority Debt Parties on the Shared Collateral or of any Liens granted to the Senior Representative or any other Senior Secured Party on the Shared Collateral (or any actual or alleged defect in any of the foregoing), (ii) any provision of the UCC, any applicable law, any Second Priority Debt Document, any Senior Debt Document, any Hedge Contract with a Swap Counterparty or any Treasury Management Agreement with a Treasury Management Bank, (iii) any failure to secure, defect in, or non-perfection, setting aside, or avoidance of a Lien on any property of any Grantor, (iv) the avoidance of any Senior Debt Document, any Hedge Contract with a Swap Counterparty, any Treasury Management Agreement with a Treasury Management Bank or a Second Priority Debt Document, (v) the modification of a Senior Debt Document, a Hedge Contract with a Swap Counterparty, any Treasury Management Agreement with a Treasury Management Bank or a Second Priority Debt Document, (vi) the exchange of any security interest in any Collateral for a security interest in other Collateral, (vii) the commencement of an Insolvency or Liquidation Proceeding or (viii) any other circumstance whatsoever, including a circumstance that might be a defense available to, or a discharge of, a Grantor in respect of a Senior Obligation or a Second Priority Debt Obligation, each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, hereby agrees that (a) any Lien on the Shared Collateral securing any Senior Obligations now or hereafter held by or on behalf of the Senior Representative or any other Senior Secured Party or other agent or trustee therefor, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall have priority over and be senior in all respects and prior to any Lien on the Shared Collateral securing any Second Priority Debt Obligations and (b) any Lien on the Shared Collateral securing any Second Priority Debt Obligations now or hereafter held by or on behalf of any Second Priority Representative, any Second Priority Debt Parties or any other agent or trustee therefor, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to all Liens on the

Shared Collateral securing any Senior Obligations.  All Liens on the Shared Collateral securing any Senior Obligations shall be and remain senior in all respects and prior to all Liens on the Shared Collateral securing any Second Priority Debt Obligations for all purposes, whether or not such Liens securing any Senior Obligations are subordinated to any Lien securing any other obligation of the Company, any Grantor or any other Person or are otherwise subordinated, voided, avoided, invalidated or lapsed.

SECTION 2.02.  Nature of Senior Lender Claims.  Each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, acknowledges that (a) a portion of the Senior Obligations may be revolving in nature and that the amount thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed, (b) the Senior Obligations include Hedging Obligations and obligations owing under Treasury Management Agreements with a Treasury Management Bank or a Second Priority Debt Document that may be incurred or fluctuate in amount from time to time, (c) the terms of the Senior Debt Documents and the Senior Obligations may be amended, supplemented or otherwise modified, and the Senior Obligations, or a portion thereof, may be Refinanced from time to time; provided that, to the extent such Refinancing debt is secured by the Shared Collateral, the holders of such Refinancing debt bind themselves in writing to the terms of this Agreement and (d) the aggregate amount of the Senior Obligations may be increased (but as between the Grantors and the Second Priority Debt Parties, any such increase is subject to any limitations, and the obligations of the Grantors with respect thereto, set forth in any Second Priority Debt Document), in each case, without notice to or consent by the Second Priority Representatives or the Second Priority Debt Parties and without affecting the provisions hereof.  The Lien priorities provided for in Section 2.01 shall not be altered or otherwise affected by any amendment, supplement or other modification, or any Refinancing, of either the Senior Obligations or the Second Priority Debt Obligations, or any portion thereof.

SECTION 2.03.  Prohibition on Contesting Liens.  Each of the Second Priority Representatives, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that it shall not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the validity, extent, perfection, priority or enforceability of any Lien securing any Senior Obligations held (or purported to be held) by or on behalf of the Senior Representative or any of the other Senior Secured Parties or other agent or trustee therefor in any Senior Collateral, and the Senior Representative, for itself and on behalf of each Senior Secured Party under the Senior Facility, agrees that it shall not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the validity, extent, perfection, priority or enforceability of any Lien securing any Second Priority Debt Obligations held (or purported to be held) by or on behalf of any Second Priority Representative or any of the Second Priority Debt Parties in the Second Priority Collateral.  Notwithstanding the foregoing, no provision in this Agreement shall be construed to prevent or impair the rights of the Senior Representative to enforce this Agreement (including the priority of the Liens securing the Senior Obligations as provided in Section 2.01) or any of the Senior Debt Documents.

SECTION 2.04.  No New Liens.  The parties hereto agree that, so long as the Discharge of Senior Obligations has not occurred, (i) none of the Grantors shall grant or permit any Liens on any asset or property of any Grantor to secure any Second Priority Debt Obligation unless it has granted, or substantially concurrently therewith grants, a Lien on such asset or property of such Grantor to secure the Senior Obligations and (ii) except as otherwise set forth herein (including Section 2.06), none of the Grantors shall grant or permit any Liens on any asset or property of any Grantor to secure any Senior Obligation unless it has granted, or substantially concurrently therewith,  grants or offers to grant a Lien on such asset or property of such Grantor to secure the Second Priority Debt Obligations, with each such Lien to be subject to the provisions of this Agreement, including Section 4.02.

SECTION 2.05.  Perfection of Liens.  Except for the limited agreements of the Senior Representative pursuant to Section 5.05 hereof, neither the Senior Representative nor the Senior Secured Parties shall be responsible for perfecting and maintaining the perfection of Liens with respect to the Shared Collateral for the benefit of the Second Priority Representatives or the Second Priority Debt Parties.  The provisions of this Agreement are intended solely to govern the respective Lien priorities, and the respective rights to Proceeds of Shared Collateral as set forth in Section 4.01, as between the Senior Secured Parties and the Second Priority Debt Parties and shall not impose on the Senior Representative, the Senior Secured Parties, the Second Priority Representatives, the Second Priority Debt Parties or any agent or trustee therefor any obligations in respect of the disposition of Proceeds of any Shared Collateral which would conflict with prior perfected claims therein in favor of any other Person or any order or decree of any court or governmental authority or any applicable law.

SECTION 2.06.  Certain Cash Collateral.  Notwithstanding anything in this Agreement, any Senior Debt Documents or any Second Priority Debt Documents to the contrary, collateral consisting of cash and cash equivalents pledged to secure Senior Obligations consisting of reimbursement obligations in respect of Letters of Credit or otherwise held by the Senior Representative pursuant to Section 2.05(b), Section 2.05(c), Section 2.07(g), Section 2.07(h), Section 2.16, Section 7.02(b) or Section 7.03(b) of the Credit Agreement as in effect on the date hereof (or any equivalent successor provision) shall be applied as specified in the Credit Agreement and will not constitute Shared Collateral.

SECTION 2.07.  Prohibition on Contesting Validity or Enforceability.  Neither any Second Priority Representative nor any Second Priority Debt Party will attempt, directly or indirectly, whether by judicial proceeding or otherwise, to challenge or question the validity or enforceability of any Senior Obligation or any Senior Debt Document (provided that as between the Grantors and the Second Priority Debt Parties, the foregoing will not limit or otherwise affect the obligations of the Grantors, or the rights of the Second Priority Debt Parties as against the Grantors, contained in any Second Priority Debt Document).  Neither the Senior Representative nor any Senior Secured Party will attempt, directly or indirectly, whether by judicial proceeding or otherwise, to challenge or question the validity or enforceability of any Second Priority Debt Obligation or any Second Priority Debt Document (provided that as between the Grantors and the Senior Secured Parties, the foregoing will not limit or otherwise affect the obligations of the Grantors, or the rights of the Senior Secured Parties as against the Grantors, contained in any Senior Debt Document).

ARTICLE III Enforcement

SECTION 3.01.  Exercise of Remedies.

(a)     So long as the Discharge of Senior Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor, (i) neither any Second Priority Representative nor any Second Priority Debt Party will (1) take any Enforcement Action or exercise or seek to exercise any other rights or remedies (including setoff or recoupment) with respect to any Shared Collateral in respect of any Second Priority Debt Obligations, except that the Designated Second Priority Representative may take an Enforcement Action or exercise any or all such rights (but not rights the exercise of which is otherwise prohibited by this Agreement) following a Standstill Period if, upon expiration of the Standstill Period, (A)  the Senior Representative or Senior Secured Parties have not commenced any Enforcement Action and are not otherwise diligently pursuing their rights and remedies with respect to all or a material portion of the Shared Collateral, (B) no Grantor is a debtor under or with respect to (or otherwise subject to) any Insolvency or Liquidation Proceeding and (C) any acceleration of the Second Priority Debt Obligations has not been rescinded.  As used herein, “Standstill Period” means a period that commences on the date of delivery of written notice from the Designated Second Priority Representative to the Senior Representative stating that (I) an event of default has occurred and is continuing with respect to the Second Priority Debt, (II) the Second Priority Debt Obligations for which the Designated Secured Priority Representative serves as Representative are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms of the applicable Second Priority Debt Documents, and (III) the Designated Second Priority Representative intends to exercise its rights to take such actions, and which period expires on the 180th consecutive day following the commencement of the Standstill Period; (2) contest, protest or object to any Enforcement Action brought with respect to the Shared Collateral or any other Senior Collateral by the Senior Representative or any Senior Secured Party in respect of the Senior Obligations, the exercise of any right by the Senior Representative or any Senior Secured Party (or any agent or sub-agent on their behalf) in respect of the Senior Obligations under any lockbox agreement, control agreement, landlord waiver or bailee’s letter or similar agreement or arrangement to which the Senior Representative or any Senior Secured Party either is a party or may have rights as a third party beneficiary, or any other exercise by any such party of any rights and remedies relating to the Shared Collateral under the Senior Debt Documents or otherwise in respect of the Senior Collateral or the Senior Obligations; (3) object to the forbearance by the Senior Secured Parties from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the Shared Collateral in respect of Senior Obligations; or (4) object to the manner in which the Senior Representative or any other Senior Secured Party may seek to enforce or collect the Senior Obligations or their Liens, regardless of whether any action or failure to act by or on behalf of the Senior Representative or any other Senior Secured Party is, or could be, adverse to the interests of the Second Priority Debt Parties, and will not assert, and each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or claim the benefit of any marshalling, appraisal, valuation or other similar right that may be available under applicable law with respect to the Collateral or any similar rights a junior secured creditor may have under applicable law; and (ii) except as otherwise provided herein, the Senior Representative and the Senior Secured Parties shall have the exclusive right to enforce rights, exercise remedies (including setoff, recoupment and the right to credit bid their debt) and make determinations regarding the release, disposition or restrictions with respect to the Shared Collateral without any consultation with or the consent of any Second Priority Representative or any Second Priority Debt Party, except that (A) in any Insolvency or Liquidation Proceeding commenced by or against the Company or any other Grantor, any Second Priority Representative may file a claim, proof of claim, or statement of interest with respect to the Second Priority Debt Obligations under its Second Priority Debt Facility, (B) any Second Priority Representative may take any action (not adverse to the prior Liens on the Shared Collateral securing the Senior Obligations or the rights of the Senior Representative or the Senior Secured Parties to exercise remedies in respect thereof) in order to create, prove, perfect, preserve or protect (but not enforce) its rights in, and perfection and priority of its Lien on, the Shared Collateral, so long as no such action is, or could reasonably be expected to be, otherwise inconsistent with the terms of this Agreement, (C) any Second Priority Representative and the Second Priority Debt Parties may exercise their rights and remedies as unsecured creditors, as provided in Section 5.04, (D) any Second Priority Representative may exercise the rights and remedies provided for in Article VI, (E) in any Insolvency or Liquidation Proceeding, any Second Priority Debt Party may file any responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance of the claims or Liens of the Second Priority Debt Parties, including without limitation any claims secured by the Shared Collateral, if any, in each case in accordance with the terms of this Agreement, (F) in any Insolvency or Liquidation Proceeding, the Second Priority Debt Parties may vote on any plan of reorganization, but only to the extent consistent with the provisions hereof, and (G) from and after the Standstill Period, but subject to the satisfaction of the conditions set forth in Section 3.01(a)(i)(1), the Designated Second Priority Representative (or a Person authorized by it) may exercise or seek to exercise any rights or remedies (including setoff or recoupment) with respect to any Shared Collateral in respect of any Second Priority Debt Obligations, or institute any action or proceeding with respect to such rights or remedies (including any action of foreclosure) (the actions described in clauses (A) through (G) preceding being “Permitted Second Lien Actions”).  In exercising rights and remedies with respect to the Senior Collateral, the Senior Representative and the Senior Secured Parties may enforce the provisions of the Senior Debt Documents (and, as applicable, the Hedge Contracts and Treasury Management Agreements to which they are a party) and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion.  Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise dispose of Shared Collateral upon foreclosure, to incur expenses in connection with such sale or disposition and to exercise all the rights and remedies of a secured lender under the Uniform Commercial Code of any applicable jurisdiction and of a secured creditor under Bankruptcy Laws of any applicable jurisdiction.

(b)     So long as the Discharge of Senior Obligations has not occurred, except for Permitted Second Lien Actions, each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, agrees that it will not, in the context of its role as secured creditor, take or receive any Shared Collateral or any Proceeds of Shared Collateral in connection with the exercise of any right or remedy (including setoff and recoupment) with respect to any Shared Collateral in respect of Second Priority Debt

Obligations.  Without limiting the generality of the foregoing, unless and until the Discharge of Senior Obligations has occurred, except for Permitted Second Lien Actions, the sole right of the Second Priority Representatives and the Second Priority Debt Parties with respect to the Shared Collateral is to hold a Lien on the Shared Collateral in respect of Second Priority Debt Obligations pursuant to the Second Priority Debt Documents for the period and to the extent granted therein and to receive a share of the Proceeds thereof, if any, after the Discharge of Senior Obligations has occurred.

(c)     Except for Permitted Second Lien Actions, (i) each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that neither such Second Priority Representative nor any such Second Priority Debt Party will take any action that would hinder any exercise of remedies undertaken by the Senior Representative or any Senior Secured Party with respect to the Shared Collateral under the Senior Debt Documents, including any sale, lease, exchange, transfer or other disposition of the Shared Collateral, whether by foreclosure or otherwise, and (ii) each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby waives any and all rights it or any such Second Priority Debt Party may have as a junior lien creditor or otherwise to object to the manner in which the Senior Representative or the Senior Secured Parties seek to enforce or collect the Senior Obligations or the Liens granted on any of the Senior Collateral, regardless of whether any action or failure to act by or on behalf of the Senior Representative or any other Senior Secured Party is adverse to the interests of the Second Priority Debt Parties.

(d)     Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby acknowledges and agrees that (i) no covenant, agreement or restriction contained in any Second Priority Debt Document shall be effective to restrict in any way the rights and remedies of the Senior Representative or the Senior Secured Parties with respect to the Senior Collateral as set forth in this Agreement, the Senior Debt Documents, Hedge Contracts with any Swap Counterparty or Treasury Management Agreements with any Treasury Management Bank and (ii) the rights of any Senior Secured Party to enforce any provision of any such agreement or document will not be prejudiced or impaired by (A) any act or failure to act of any Grantor, any other Senior Secured Party or the Senior Representative, or (B) noncompliance by any Person other than such Senior Secured Party with any provision of this Agreement, any Senior Debt Document or any Second Priority Debt Document.

(e)     Until the Discharge of Senior Obligations, except for Permitted Second Lien Actions, the Senior Representative shall have the exclusive right to exercise any right or remedy with respect to the Shared Collateral and shall have the exclusive right to determine and direct the time, method and place for exercising such right or remedy or conducting any proceeding with respect thereto.  Following the Discharge of Senior Obligations, the Designated Second Priority Representative shall have the exclusive right to exercise any right or remedy with respect to the Collateral, and the Designated Second Priority Representative shall have the exclusive right to direct the time, method and place of exercising or conducting any proceeding for the exercise of any right or remedy available to the Second Priority Debt Parties with respect to the Collateral, or of exercising or directing the exercise of any trust or power conferred on the Second Priority Representatives, or for the taking of any other action authorized by the Second

Priority Collateral Documents; provided,  however, that nothing in this Section shall impair the right of any Second Priority Representative or other agent or trustee acting on behalf of the Second Priority Debt Parties to take such actions with respect to the Collateral after the Discharge of Senior Obligations as may be otherwise required or authorized pursuant to any intercreditor agreement governing the Second Priority Debt Parties or the Second Priority Debt Obligations.

(f)     Notwithstanding anything in this Agreement to the contrary, following the earliest to occur of (i) the acceleration of the Senior Obligations under the Senior Debt Documents, (ii) a payment default under the Credit Agreement that has not been cured or waived by the Lenders (as defined in the Credit Agreement) within sixty (60) days of the occurrence thereof or (iii) the commencement of an Insolvency or Liquidation Proceeding that results in an Event of Default under the Credit Agreement, the Second Priority Debt Parties may, at their sole expense and effort, upon giving written notice of their election to the Senior Representative and the Company (a “Purchase of Senior Priority Notice”) within forty five (45) days following (A) such acceleration, (B) the expiration of such 60 day period in the case of a payment default, or (C) the commencement of an Insolvency or Liquidation Proceeding that results in an Event of Default under the Credit Agreement, as the case may be, require the Senior Secured Parties to transfer and assign to the Second Priority Debt Parties, without warranty or representation or recourse (except that the Senior Secured Parties shall represent and warrant severally as to the Senior  Obligations then owing to it: (A) that such applicable Senior Secured Party own such Senior Obligations; and (B) that such applicable Senior Secured Party has the necessary corporate or other governing authority to assign such interests), all (but not less than all) of the Senior Obligations; provided that (x) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority having jurisdiction, (y) the Second Priority Debt Parties shall have paid to the Senior Representative, for the account of the Senior Secured Parties, in immediately available funds, an amount equal to 100% of the principal of the Senior Obligations plus all accrued and unpaid interest thereon plus all accrued and unpaid fees and expenses plus all the other Senior Obligations then outstanding (which shall include, with respect to (i) Letter of Credit Obligations, an amount in cash equal to 105% thereof, (ii) Hedging Obligations that constitute Senior Obligations, 100% of the aggregate Hedging Obligations then due and owing thereunder (unless, with respect to any particular Hedge Contract with a Swap Counterparty, such other arrangements have been made by the Company and the Swap Counterparty who is a party to such Hedge Contract in a manner satisfactory to such Swap Counterparty in its sole discretion and communicated to the Senior Representative), and (iii) Treasury Management Obligations that constitute Senior Obligations, 105% of the aggregate Treasury Management Obligations then due and owing thereunder, and (z) such assignment must close within fourteen (14) days after receipt by the Senior Representative of the Purchase of Senior Priority Notice (the “Senior Priority Purchase Period”). In order to effectuate the foregoing, the Senior Representative shall calculate, upon the written request of the Second Priority Representative from time to time, the amount in cash that would be necessary so to purchase the Senior Obligations.  Notwithstanding the foregoing, the Senior Representative and the Senior Secured Parties shall retain any and all rights with respect to indemnification and other similar contingent obligations under the Senior Debt Documents or any Hedge Contract with a Swap Counterparty that are expressly stated to survive the termination of the Senior Debt Documents or any Hedge Contract with a Swap Counterparty.  For the avoidance of doubt, the Second Priority Representative (on behalf of itself and the other Second Priority Debt Parties) hereby acknowledges and agrees that (A) no

Senior Secured Party is obligated to sell its respective Senior Obligations under this Section 3.01(f) after the expiration of the Senior Priority Purchase Period, (B) the obligations of the Senior Secured Parties to sell their respective Senior Obligations under this Section 3.01(f) are several and not joint and several, (C) to the extent any Senior Secured Party breaches its obligation to sell its Senior Obligations under this Section 3.01(f) (a “Defaulting Senior Secured Party”), nothing in this Section 3.01(f) shall be deemed to require the Senior Representative or any other Senior Secured Party to purchase such Defaulting Senior Secured Party’s Senior Obligations for resale to the Second Priority Debt Parties and (D) in all cases, the Senior Representative and each Senior Secured Party complying with the terms of this Section 3.01(f) shall not be deemed to be in default of this Agreement or otherwise be deemed liable for any action or inaction of any Defaulting Senior Secured Party; provided that nothing in this last sentence of this Section 3.01(f) shall (x) require the Second Priority Debt Parties to purchase less than all of the Senior Obligations or (y) prohibit the Second Priority Debt Parties from purchasing less than all of the Senior Obligations if a Senior Secured Party becomes a Defaulting Senior Secured Party.

SECTION 3.02.  Cooperation.  Except for Permitted Second Lien Actions, each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, agrees that, unless and until the Discharge of Senior Obligations has occurred, it will not commence, or join with any Person (other than the Senior Secured Parties and the Senior Representative upon the request of the Senior Representative) in commencing, any enforcement, collection, execution, levy or foreclosure action or proceeding with respect to any Lien held by it in the Shared Collateral under any of the Second Priority Debt Documents or otherwise in respect of the Second Priority Debt Obligations.

SECTION 3.03.  Actions upon Breach.  Should any Second Priority Representative or any Second Priority Debt Party, contrary to this Agreement, in any way take, attempt to take or threaten to take any action with respect to the Shared Collateral (including any attempt to realize upon or enforce any remedy with respect to this Agreement) or fail to take any action required by this Agreement, the Senior Representative or other Senior Secured Party (in its or their own name or in the name of the Company or any other Grantor) may obtain relief against such Second Priority Representative or such Second Priority Debt Party by injunction, specific performance or other appropriate equitable relief.  Each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, hereby (i) agrees that the Senior Secured Parties’ damages from the actions of the Second Priority Representatives or any Second Priority Debt Party may at that time be difficult to ascertain and may be irreparable and waives any defense that the Company, any other Grantor or the Senior Secured Parties cannot demonstrate damage or be made whole by the awarding of damages and (ii) irrevocably waives any defense based on the adequacy of a remedy at law and any other defense that might be asserted to bar the remedy of specific performance in any action that may be brought by the Senior Representative or any other Senior Secured Party.  The Senior Representative, on behalf of itself and each Senior Secured Party under the Senior Facility, hereby (i) agrees that the Second Priority Debt Parties’ damages from the actions of the Senior Representative or any Senior Secured Party may at that time be difficult to ascertain and may be irreparable and waives any defense that the Company, any other Grantor or the Second Priority Debt Parties cannot demonstrate damage or be made whole by the awarding of damages and (ii) irrevocably waives any defense based on the adequacy of a remedy at law and any other defense that might be as serted to bar the remedy of specific performance in any action that may be brought by any Second Priority Representative or any other Second Priority Debt Party.

ARTICLE IV Payments

SECTION 4.01.  Application of Proceeds.  So long as the Discharge of Senior Obligations has not occurred, and whether or not any Insolvency or Liquidation Proceeding has been commenced by or against any Grantor, the Shared Collateral or Proceeds thereof received in connection with the sale or other disposition of, or collection on, such Shared Collateral as a result of any Enforcement Action shall be applied by the Senior Representative when received by it to the Senior Obligations in such order as specified in the relevant Senior Debt Documents until the Discharge of Senior Obligations has occurred.  Upon the Discharge of Senior Obligations, the Senior Representative shall deliver promptly to the Designated Second Priority Representative any Shared Collateral or Proceeds thereof held by it in the same form as received, with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct or unless not permitted under applicable law, to be applied by the Designated Second Priority Representative to the Second Priority Debt Obligations in such order as specified in the relevant Second Priority Debt Documents.

SECTION 4.02.  Payments Over.  Unless and until the Discharge of Senior Obligations has occurred, any Shared Collateral or Proceeds thereof received by any Second Priority Representative or any Second Priority Debt Party in connection with any Enforcement Action or any other exercise of any right or remedy (including setoff or recoupment) relating to the Shared Collateral, shall be segregated and held in trust for the benefit of and promptly paid over to the Senior Representative for the benefit of the Senior Secured Parties in the same form as received, with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct.  The Senior Representative is hereby authorized to make any such endorsements as agent for each of the Second Priority Representatives or any such Second Priority Debt Party.  This authorization is coupled with an interest and is irrevocable.

ARTICLE V Other Agreements

SECTION 5.01.  Releases.

(a)     Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that, in the event of a sale, transfer or other disposition of any specified item of Shared Collateral (including all or substantially all of the equity interests of any subsidiary of the Company) (i) in connection with an Enforcement Action or (ii) if not in connection with an Enforcement Action, so long as (I) permitted under the terms of the Senior Debt Documents and the Second Priority Debt Documents, or (II) the Senior Representative has not received written notice from a Second Priority Representative before the Senior Representative grants a Lien release for such Shared Collateral that an event of default has occurred that has not been waived under the Second Priority Debt Documents, the Liens granted to the Second Priority Representatives and the Second Priority Debt Parties upon such Shared Collateral to secure Second Priority Debt

Obligations shall be released, automatically and without any further action, concurrently with the release of all Liens granted upon such Shared Collateral to secure Senior Obligations (provided that to the extent the Proceeds of such sale, transfer, or other disposition are not otherwise applied to reduce the Senior Obligations in the manner provided for in this Agreement, the Liens of the Second Priority Debt Parties will attach to such Proceeds on the same basis of priority as the Liens on the Shared Collateral securing the Second Priority Debt Obligations pursuant to this Agreement).  Upon written request from the Senior Representative in a request that states that any such release of Liens securing the Senior Obligations has become effective (or that shall become effective concurrently with the termination and release of the Liens granted to the Second Priority Debt Parties and the Second Priority Representatives), the Second Priority Representative will promptly (but in any event within five (5) Business Days) execute, deliver or acknowledge, at the Company’s or the other Grantor’s sole cost and expense, such termination statements, releases, instruments and other documents as the Senior Representative or the Company may request to confirm or evidence such termination and release of the Liens.  Nothing in this Section 5.01(a) will be deemed to affect any agreement of a Second Priority Representative, for itself and on behalf of the Second Priority Debt Parties under its Second Priority Debt Facility, to grant additional releases of Liens on the Second Priority Collateral.

(b)     Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby irrevocably constitutes and appoints the Senior Representative and any officer or agent of the Senior Representative, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Second Priority Representative or such Second Priority Debt Party or in the Senior Representative’s own name, from time to time in the Senior Representative’s discretion, for the purpose of carrying out the terms of Section 5.01(a), to take any and all appropriate action and to execute any and all documents and instruments that may be necessary or desirable to accomplish the purposes of Section 5.01(a), including any termination statements, endorsements or other instruments of transfer or release.  The appointment in this Section 5.01(b) is irrevocable and is coupled with an interest.

(c)     Unless and until the Discharge of Senior Obligations has occurred, each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby consents to the application, whether prior to or after an event of default under any Senior Debt Document, of Proceeds of Shared Collateral to the repayment of Senior Obligations pursuant to the Senior Debt Documents, provided that nothing in this Section 5.01(c) shall be construed to prevent or impair the rights of the Second Priority Representatives or the Second Priority Debt Parties to receive Proceeds in connection with the Second Priority Debt Obligations not otherwise in contravention of this Agreement.

(d)     Notwithstanding anything to the contrary in any Second Priority Collateral Document, in the event the terms of a Senior Collateral Document and a Second Priority Collateral Document each require any Grantor (i) to make payment in respect of any item of Shared Collateral to, (ii) to deliver or afford control over (to the extent only one party can have control of such Shared Collateral) any item of Shared Collateral to, or deposit any item of Shared Collateral with, (iii) to register ownership of any item of Shared Collateral in the name of or make an assignment of ownership of any Shared Collateral or the rights thereunder, and (iv) to hold any item of Shared Collateral in trust for (to the extent such item of Shared Collateral cannot be held in trust for multiple parties under applicable law), in favor of, in any case, both the Senior Representative and any Second Priority Representative or Second Priority Debt Party, such Grantor shall, until the Discharge of Senior Obligations has occurred, comply with such requirement under the Second Priority Collateral Document as it relates to such Shared Collateral by taking any of the actions set forth above only with respect to, or in favor of, the Senior Representative.

SECTION 5.02.  Insurance and Condemnation Awards.  Unless and until the Discharge of Senior Obligations has occurred, the Senior Representative and the Senior Secured Parties shall have the sole and exclusive right, subject to the rights of the Grantors under the Senior Debt Documents, (a) to adjust settlement for any insurance policy covering the Shared Collateral in the event of any loss thereunder and (b) to approve any award granted in any condemnation or similar proceeding affecting the Shared Collateral.  Unless and until the Discharge of Senior Obligations has occurred, all proceeds of any such policy and any such award, if in respect of the Shared Collateral, shall be paid (i) first, prior to the occurrence of the Discharge of Senior Obligations, to the Senior Representative for the benefit of certain Senior Secured Parties pursuant to the terms of the Senior Debt Documents, (ii) second, after the occurrence of the Discharge of Senior Obligations, to the Designated Second Priority Representative for the benefit of the Second Priority Debt Parties pursuant to the terms of the applicable Second Priority Debt Documents and (iii) third, if no Second Priority Debt Obligations are outstanding, to the owner of the subject property, such other Person as may be entitled thereto or as a court of competent jurisdiction may otherwise direct.  If any Second Priority Representative or any Second Priority Debt Party shall, at any time, receive any proceeds of any such insurance policy or any such award in contravention of this Agreement, it shall pay such proceeds over to the Senior Representative in accordance with the terms of Section 4.02.

SECTION 5.03.  Amendments to Debt Documents.

(a)     No Second Priority Debt Document may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new Second Priority Debt Document, would (and no term of any Initial Second Priority Debt Document shall be effective to the extent it would) be prohibited by or inconsistent with any of the terms of this Agreement.  The Company agrees to deliver to the Senior Representative copies of (i) any amendments, supplements or other modifications to the Second Priority Collateral Documents and (ii) any new Second Priority Collateral Documents promptly, but in any event within five (5) Business Days, after effectiveness thereof.  Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that each Second Priority Collateral Document under its Second Priority Debt Facility shall include the following language (or language to similar effect reasonably approved by the Senior Representative):

“Notwithstanding anything herein to the contrary, (i) the liens and security interests granted to Royal Bank of Canada pursuant to this Agreement are expressly subject and subordinate to the liens and security interests granted in favor of the Senior Secured Parties (as defined in the Intercreditor Agreement referred to below), including liens and security interests granted to JPMorgan Chase Bank, National Association, as administrative agent, pursuant to or in connection with the Credit Agreement, dated as of March 11, 2014 (as amended, restated, supplemented or otherwise modified from time to time), among the Company, the lenders from time to time party thereto and JPMorgan Chase Bank, National Association, as administrative agent and issuing lender, and (ii) the exercise of any right or remedy by Royal Bank of Canada hereunder is subject to the limitations and provisions of the Intercreditor Agreement dated as of October 8, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among JPMorgan Chase Bank, National Association, as Senior Representative, Royal Bank of Canada, as Initial Second Priority Representative,  the Company and its subsidiaries and affiliated entities party thereto, and other Persons that may become party thereto from time to time.  In the event of any conflict between the terms of the Intercreditor Agreement and the terms of this Agreement, the terms of the Intercreditor Agreement shall govern.”

(b)     The Senior Debt Documents may be amended, restated, supplemented or otherwise modified in accordance with their terms without the consent of any Second Priority Debt Party so long as such amendment, restatement, supplement or other modification is not inconsistent with the terms of this Agreement.  In the event that the Senior Representative or the Senior Secured Parties enter into any amendment, waiver or consent in respect of any of the Senior Collateral Documents for the purpose of adding to or deleting from, or waiving or consenting to any departures from any provisions of, any Senior Collateral Document or changing in any manner the rights of the Senior Representative, the Senior Secured Parties, the Company or any other Grantor thereunder (including the release of any Liens in Senior Collateral), then such amendment, waiver or consent shall apply automatically to any comparable provision of each comparable Second Priority Collateral Document without the consent of any Second Priority Representative or any Second Priority Debt Party and without any action by any Second Priority Representative, the Company or any other Grantor; provided,  however, that (A) no such amendment, waiver or consent shall have the effect of (i) removing assets subject to the Lien of the Second Priority Collateral Documents, except to the extent that a release of such Lien is permitted by Section 5.01 of this Agreement and provided that there is a corresponding release of the Lien securing the Senior Obligations, or (ii) imposing duties on the Designated Second Priority Representative without its consent and (B) written notice of such amendment, waiver or consent shall have been given to each Second Priority Representative within 10 Business Days after the effectiveness of such amendment, waiver or consent, but the failure to give such notice shall not affect the validity of such amendment, waiver or consent or its application to comparable provisions of the Second Priority Collateral Documents.

SECTION 5.04.  Rights as Unsecured Creditors.  Notwithstanding anything to the contrary in this Agreement, the Second Priority Representatives and the Second Priority Debt Parties may exercise rights and remedies as unsecured creditors against the Company and any other Grantor in accordance with the terms of the Second Priority Debt Documents and applicable law so long as such rights and remedies do not violate any express provision of this Agreement.  Nothing in this Agreement shall prohibit the receipt by any Second Priority Representative or any Second Priority Debt Party of the required payments of principal, premium, interest, fees and other amounts due under the Second Priority Debt Documents so long as such receipt is not the direct or indirect result of the exercise by a Second Priority Representative or any Second Priori

ty Debt Party of rights or remedies as a secured creditor in respect of Shared Collateral (provided that as between the Grantors and the Senior Secured Parties, the foregoing will not limit or otherwise affect the obligations of the Grantors contained in any Senior Debt Document and as between the Grantors and the Second Priority Debt Parties, the foregoing will not limit or otherwise affect the obligations of the Grantors contained in any Second Priority Debt Document).  In the event any Second Priority Representative or any Second Priority Debt Party becomes a judgment lien creditor in respect of Shared Collateral as a result of its enforcement of its rights as an unsecured creditor in respect of Second Priority Debt Obligations, such judgment lien shall be subordinated to the Liens securing Senior Obligations on the same basis as the other Liens securing the Second Priority Debt Obligations are so subordinated to such Liens securing Senior Obligations under this Agreement.  Nothing in this Agreement shall impair or otherwise adversely affect any rights or remedies the Senior Representative or the Senior Secured Parties may have with respect to the Senior Collateral.

SECTION 5.05.  Gratuitous Bailee for Perfection.

(a)     The Senior Representative acknowledges and agrees that if it shall at any time hold a Lien securing any Senior Obligations on any Shared Collateral that can be perfected by the possession or control of such Shared Collateral or of any account in which such Shared Collateral is held, and if such Shared Collateral or any such account is in fact in the possession or under the control of the Senior Representative, or of agents or bailees of such Person (such Shared Collateral being referred to herein as the “Pledged or Controlled Collateral”), or if it shall any time obtain any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Shared Collateral, the Senior Representative shall also hold such Pledged or Controlled Collateral, or take such actions with respect to such landlord waiver, bailee’s letter or similar agreement or arrangement, as a contractual representative or gratuitous bailee for the relevant Second Priority Representatives, in each case solely for the purpose of perfecting the Liens granted under the relevant Second Priority Collateral Documents and subject to the terms and conditions of this Section 5.05.

(b)     The rights of the Second Priority Representatives and the Second Priority Debt Parties with respect to the Pledged or Controlled Collateral shall at all times be subject to the terms of this Agreement.

(c)     The Senior Representative and the Senior Secured Parties shall have no obligation whatsoever to the Second Priority Representatives or any Second Priority Debt Party to assure that any of the Pledged or Controlled Collateral is genuine or owned by the Grantors or to protect or preserve rights or benefits of any Person or any rights pertaining to the Shared Collateral, except as expressly set forth in this Section 5.05.  The duties or responsibilities of the Senior Representative under this Section 5.05 shall be limited solely to holding or controlling the Pledged or Controlled Collateral and the related Liens referred to in paragraph (a) of this Section 5.05 as contractual representative and gratuitous bailee for the relevant Second Priority Representative for purposes of perfecting the Lien held by such Second Priority Representative.

(d)     The Senior Representative shall not have by reason of the Second Priority Collateral Documents or this Agreement, or any other document, a fiduciary relationship in respect of any Second Priority Representative or any Second Priority Debt Party.

(e)     Following the Discharge of Senior Obligations, the Senior Representative shall, at the Grantors’ sole cost and expense, (i) (A) if any Second Priority Debt Obligations are then outstanding, deliver to the Designated Second Priority Representative, to the extent that it is legally permitted to do so, all Shared Collateral, including all Proceeds thereof, held or controlled by the Senior Representative or any of its agents or bailees, including the transfer of possession and control, as applicable, of the Pledged or Controlled Collateral, together with any necessary endorsements and notices to depositary banks, securities intermediaries and commodities intermediaries, and assign its rights under any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Shared Collateral, but without recourse, representation or warranty, (B) if no Second Priority Debt Obligations are then outstanding, to the Company or other applicable Grantor or to whomever shall be entitled thereto, or (C) direct and deliver such Shared Collateral as a court of competent jurisdiction may otherwise direct, (ii) notify any applicable insurance carrier that it is no longer entitled to be a loss payee or additional insured under the insurance policies of any Grantor issued by such insurance carrier and (iii) if any Second Priority Debt Obligations remain outstanding, notify any governmental authority involved in any condemnation or similar proceeding involving any Grantor that the Designated Second Priority Representative is entitled to approve any awards granted in such proceeding.  The Company and the other Grantors shall take such further action as is required to effectuate the transfer contemplated hereby and shall indemnify the Senior Representative for loss or damage suffered by the Senior Representative as a result of such transfer, except for loss or damage suffered by any such Person as a result of its own willful misconduct, gross negligence or bad faith.  The Senior Representative has no obligations to follow instructions from any Second Priority Representative or any other Second Priority Debt Party in contravention of this Agreement.

(f)     Neither the Senior Representative nor any of the other Senior Secured Parties shall be required to marshal any present or future collateral security for any obligations of the Company or any Subsidiary to the Senior Representative or any Senior Secured Party under the Senior Debt Documents or any assurance of payment in respect thereof, or to resort to such collateral security or other assurances of payment in any particular order, and all of their rights in respect of such collateral security or any assurance of payment in respect thereof shall be cumulative and in addition to all other rights, however existing or arising.

SECTION 5.06.  When Discharge of Senior Obligations Deemed To Not Have Occurred.  If, at any time after the Discharge of Senior Obligations has occurred, the Company or any Subsidiary incurs any Senior Obligations (other than in respect of the payment of indemnities surviving the Discharge of Senior Obligations), then such Discharge of Senior Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement (other than with respect to any actions taken prior to the date of such designation as a result of the occurrence of such first Discharge of Senior Obligations) and the applicable agreement governing such Senior Obligations (other than Hedge Contracts) shall automatically be treated as a Senior Debt Document for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Shared Collateral set forth herein,  and the agent, representative or trustee for the holders of such Senior Obligations shall be the Senior Representative for all purposes of this Agreement.

ARTICLE VI Insolvency or Liquidation Proceedings.

SECTION 6.01.  Financing Issues.  Until the Discharge of Senior Obligations has occurred, if the Company or any other Grantor shall be subject to any Insolvency or Liquidation Proceeding and the Senior Representative shall desire to consent (or not object) to the sale, use or lease of cash or other collateral or to consent (or not object) to the Company’s or any other Grantor’s obtaining financing under Section 363 or Section 364 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law (“DIP Financing”), then each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that it hereby consents to such sale, use or lease and (except to the extent permitted by this Section 6.01) it will raise no: (a) objection to and will not otherwise contest such sale, use or lease of such cash or other collateral or such DIP Financing and, except to the extent constituting a Permitted Second Lien Action or permitted by this Section 6.01 or Section 6.03, will not request adequate protection or any other relief in connection therewith and, to the extent the Liens securing any Senior Obligations are subordinated or pari passu with such DIP Financing, will subordinate (and will be deemed hereunder to have subordinated) its Liens in the Shared Collateral to (x) such DIP Financing (and all obligations relating thereto) on the same basis as the Liens securing the Second Priority Debt Obligations are so subordinated to Liens securing Senior Obligations under this Agreement, (y) any adequate protection Liens provided to the Senior Secured Parties, and (z) to any “carve-out” for professional and United States Trustee fees agreed to by the Senior Representative; (b) objection to (and will not otherwise contest) any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement in respect of Senior Obligations and the Shared Collateral made by the Senior Representative or any other Senior Secured Party; (c) objection to (and will not otherwise contest) any lawful exercise by any Senior Secured Party of the right to credit bid Senior Obligations at any sale in foreclosure of Senior Collateral or to exercise any rights under Section 1111(b) of the Bankruptcy Code with respect to the Shared Collateral; or (d) objection to (and will not otherwise contest or oppose) any order relating to a sale or other disposition of any of the Shared Collateral for which the Senior Representative has consented that provides, to the extent such sale or other disposition is to be free and clear of Liens, (1) that the Liens securing the Senior Obligations and the Second Priority Debt Obligations will attach to the Proceeds of the sale on the same basis of priority as the Liens on the Shared Collateral securing the Senior Obligations rank to the Liens on the Shared Collateral securing the Second Priority Debt Obligations pursuant to this Agreement, (2) that net Proceeds of such sale shall be applied to reduce the Senior Obligations, and (3) Second Priority Debt Parties will not have been deemed to have waived the right to bid in connection with the sale; notwithstanding the foregoing, the Second Priority Debt Parties may assert any objection to a sale or disposition of any Shared Collateral that is consistent with the respective rights and obligations of the Senior Secured Parties and the Second Priority Debt Parties under this Agreement (without limiting the foregoing, Second Priority Debt Parties may not raise any objections based on rights afforded by Sections 363(e) and (f) of the Bankruptcy Code to secured creditors or any comparable provision of any other Bankruptcy Law).

SECTION 6.02.  Relief from the Automatic Stay.  Until the Discharge of Senior Obligations has occurred, each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that none of them shall seek relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding or take any action in derogation thereof, in each case in respect of any Shared Collateral, without the prior written consent of the Senior Representative, except to the extent it considers it necessary or advisable to enforce its permitted rights with respect to adequate protection that are set forth in Section 6.03.

SECTION 6.03.  Adequate Protection.  Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that none of them shall (A) object, contest or support any other Person objecting to or contesting (a) any request by the Senior Representative or any Senior Secured Parties for adequate protection, (b) any objection by the Senior Representative or any Senior Secured Parties to any motion, relief, action or proceeding based on the Senior Representative’s or Senior Secured Party’s claiming a lack of adequate protection or (c) the payment of interest, fees, expenses or other amounts of the Senior Representative or any other Senior Secured Party under Section 506(b) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law or (B) assert or support any claim for costs or expenses of preserving or disposing of any Collateral under Section 506(c) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law.  Notwithstanding anything contained in this Section 6.03 or in Section 6.01, in any Insolvency or Liquidation Proceeding, (i) if the Senior Secured Parties (or any subset thereof) are granted adequate protection in the form of a Lien on additional or replacement collateral or superpriority claims in connection with any DIP Financing or use of cash collateral under Section 363 or 364 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law, then each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, may seek or request adequate protection in the form of (as applicable) a Lien on such additional or replacement collateral or superpriority claim, which Lien or superpriority claim is subordinated to the Liens securing all Senior Obligations and such DIP Financing (and all obligations relating thereto) on the same basis as the other Liens securing the Second Priority Debt Obligations are so subordinated to the Liens securing Senior Obligations under this Agreement and (ii) in the event any Second Priority Representatives, for themselves and on behalf of the Second Priority Debt Parties under their Second Priority Debt Facilities, seek or request adequate protection and such adequate protection is granted in the form of a Lien on additional or replacement collateral or superpriority claims (in each instance, to the extent such grant is otherwise permissible under the terms and conditions of this Agreement), then such Second Priority Representatives, for themselves and on behalf of each Second Priority Debt Party under their Second Priority Debt Facilities, agree that the Senior Representative shall also be granted (as applicable) a senior superpriority claim or senior Lien on such additional or replacement collateral as security and adequate protection for the Senior Obligations, and that any Lien on such additional collateral securing or granted as adequate protection for the Second Priority Debt Obligations or superpriority claim granted to the Second Priority Debt Parties shall be subordinated to the Liens on such collateral securing the Senior Obligations and any such DIP Financing (and all obligations relating thereto) and any other Liens granted to the Senior Secured Parties, or the superpriority claim granted to the Senior Secured Parties, as adequate protection on the same basis as the other Liens securing the Second Priority Debt Obligations are so subordinated to such Liens securing Senior Obligations under this Agreement.  Notwithstanding anything contained in this Section 6.03 or in Section 6.01, in any Insolvency or Liquidation Proceeding, if the Senior Representative is receiving payment in cash of incurred post-petition fees and expenses or other cash payments, or otherwise with the consent of the Senior Representative, then the Designated Second Priority Representative and the Second Priority Debt Parties shall not be prohibited from seeking adequate protection in the form of payments in the amount of current incurred fees and expenses or other cash payments (as applicable), subject to the right of the Senior Secured Parties to object to the reasonableness of the amounts of fees and expenses or other cash payments so sought by the Second Priority Debt Parties.  In addition, to the extent the Senior Secured Parties are awarded or otherwise granted an allowed claim in any Insolvency or Liquidation Proceeding with respect to post-petition interest, nothing herein shall prevent the Second Priority Debt Parties from seeking or otherwise asserting a claim for post-petition interest to the extent of the value of the Lien of the Second Priority Debt Parties on the Shared Collateral (after taking into account the Senior Obligations).

SECTION 6.04.  Preference Issues.  If any Senior Secured Party is required in any Insolvency or Liquidation Proceeding or otherwise to disgorge, turn over or otherwise pay any amount to the estate of the Company or any other Grantor (or any trustee, receiver or similar Person therefor), because the payment of such amount was declared to be fraudulent or preferential in any respect or for any other reason, any amount (a “Recovery”), whether received as Proceeds of security, enforcement of any right of setoff or otherwise, then the Senior Obligations shall be reinstated to the extent of such Recovery and deemed to be outstanding as if such payment had not occurred and the Senior Secured Parties shall be entitled to the benefits of this Agreement until a Discharge of Senior Obligations with respect to all such recovered amounts.  If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto.

SECTION 6.05.  Separate Grants of Security and Separate Classifications.  Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, acknowledges and agrees that (a) the grants of Liens pursuant to the Senior Collateral Documents and the Second Priority Collateral Documents constitute separate and distinct grants of Liens and (b) because of, among other things, their differing rights in the Shared Collateral, the Second Priority Debt Obligations are fundamentally different from the Senior Obligations and must be separately classified in any plan of reorganization proposed or adopted in an Insolvency or Liquidation Proceeding.  To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that any claims of the Senior Secured Parties and the Second Priority Debt Parties in respect of the Shared Collateral constitute a single class of claims (rather than separate classes of senior and junior secured claims), then each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby acknowledges and agrees that all distributions from the Shared Collateral shall be made as if there were separate classes of senior and junior secured claims against the Grantors in respect of the Shared Collateral, with the effect being that, to the extent that the aggregate value of the Shared Collateral is sufficient (for this purpose ignoring all claims held by the Second Priority Debt Parties), the Senior Secured Parties shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest (whether or not allowed or allowable) before any distribution is made from the Shared Collateral in respect of the Second Priority Debt Obligations, with each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby acknowledging and agreeing to turn over to the Senior Representative amounts otherwise received or receivable by them from the Shared Collateral to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of the Second Priority Debt Parties.

SECTION 6.06.  Application.  This Agreement, which the parties hereto expressly acknowledge is a “subordination agreement” under Section 510(a) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law, shall be effective before, during and after the commencement of any Insolvency or Liquidation Proceeding.  The relative rights as to the Shared Collateral and Proceeds thereof shall continue after the commencement of any Insolvency or Liquidation Proceeding on the same basis as prior to the date of the petition therefor, subject to any court order approving the financing of, or use of cash collateral by, any Grantor.  All references herein to any Grantor shall include such Grantor as a debtor-in-possession and any receiver or trustee for such Grantor.

SECTION 6.07.  Other Matters.  To the extent that any Second Priority Representative or any Second Priority Debt Party has or acquires rights under Section 363 or Section 364 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law with respect to any of the Shared Collateral, such Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, agrees not to assert any such rights without the prior written consent of the Senior Representative, provided that if requested by the Senior Representative, such Second Priority Representative shall timely exercise such rights in the manner requested by the Senior Representative, including any rights to payments in respect of such rights.

SECTION 6.08.  506(c) Claims.  Until the Discharge of Senior Obligations has occurred, each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, agrees that it will not assert or enforce any claim under Section 506(c) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law senior to or on a parity with the Liens securing the Senior Obligations for costs or expenses of preserving or disposing of any Shared Collateral.

SECTION 6.09.  Reorganization Securities.  If, in any Insolvency or Liquidation Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed, pursuant to a plan of reorganization or similar dispositive restructuring plan, on account of both the Senior Obligations and the Second Priority Debt Obligations, then, to the extent the debt obligations distributed on account of the Senior Obligations and on account of the Second Priority Debt Obligations are secured by Liens upon the same assets or property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

ARTICLE VII Reliance; Etc.

SECTION 7.01.  Reliance.  The consent by the Senior Secured Parties to the Grantors’ incurrence of Second Priority Debt on and after the date hereof shall be deemed to have been given and made in reliance upon this Agreement.  Each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, acknowledges that it and such Second Priority Debt Parties have, independently and without reliance on the Senior Representative or other Senior Secured Party, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into the Second Priority Debt Documents to which they are party or by which they are bound, this Agreement and the transactions contemplated hereby and thereby, and they will continue to make their own credit decisions in taking or not taking any action under the Second Priority Debt Documents or this Agreement.

SECTION 7.02.  No Warranties or Liability.  Each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, acknowledges and agrees that neither the Senior Representative nor any other Senior Secured Party has made any express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectability or enforceability of any of the Senior Debt Documents, the Hedge Contracts with Swap Counterparties or the Treasury Management Agreements with Treasury Management Banks, the ownership of any Shared Collateral or the perfection or priority of any Liens thereon.  The Senior Secured Parties will be entitled to manage and supervise their respective loans and extensions of credit under the Senior Debt Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate, and the Senior Secured Parties may manage their loans and extensions of credit without regard to any rights or interests that the Second Priority Representatives and the Second Priority Debt Parties have in the Shared Collateral or otherwise, except as otherwise provided in this Agreement.  Neither the Senior Representative nor any other Senior Secured Party shall have any duty to any Second Priority Representative or Second Priority Debt Party to act or refrain from acting in a manner that allows, or results in, the occurrence or continuance of an event of default or default under any agreement with the Company or any Subsidiary (including the Second Priority Debt Documents), regardless of any knowledge thereof that they may have or be charged with.  Except as expressly set forth in this Agreement, the Senior Representative, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Debt Parties have not otherwise made to each other, nor do they hereby make to each other, any warranties, express or implied, nor do they assume any liability to each other with respect to (a) the enforceability, validity, value or collectability of any of the Senior Obligations, the Second Priority Debt Obligations or any guarantee or security which may have been granted to any of them in connection therewith, (b) any Grantor’s title to or right to transfer any of the Shared Collateral or (c) any other matter except as expressly set forth in this Agreement.

SECTION 7.03.  Obligations Unconditional.  All rights, interests, agreements and obligations of the Senior Representative, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Debt Parties hereunder shall remain in full force and effect irrespective of:

(a)     any lack of validity or enforceability of any Senior Debt Document, any Hedge Contracts with a Swap Counterparty, any  Treasury Management Agreement with any Treasury Management Bank or any Second Priority Debt Document;

(b)     how a Lien was acquired (whether by grant, possession, statute, operation of law, subrogation, or otherwise);

(c)     the time, manner, or order of the grant, attachment, or perfection of a Lien;

(d)     any conflicting provision of the UCC or other applicable law;

(e)     any change in the time, manner or place of payment of, or in any other terms of, all or any of the Senior Obligations or Second Priority Debt Obligations, or any amendment or waiver or other modification, including any increase in the amount thereof, of the terms of the Credit Agreement, any other Senior Debt Document, any Hedge Contracts, any Treasury Management Agreement or of the terms of any Second Priority Debt Document, it being specifically acknowledged that a portion of the Senior Obligations consists of Debt that is revolving in nature, and the amount thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed;

(f)     any exchange of any security interest in any Shared Collateral or any other collateral or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the Senior Obligations or Second Priority Debt Obligations or any guarantee thereof;

(g)     the commencement of any Insolvency or Liquidation Proceeding in respect of the Company or any other Grantor;

(h)     the securing of any Senior Obligations or Second Priority Debt Obligations with any additional collateral or guaranty agreements, or any exchange, release, voiding, avoidance or non-perfection of any security interest in any Collateral or any other collateral or any release of any guarantee securing any Senior Obligations or Second Priority Debt Obligations; or

(i)     any other circumstances that otherwise might constitute a defense available to, or a discharge of, (i) the Company or any other Grantor in respect of the Senior Obligations or (ii) any Second Priority Representative or Second Priority Debt Party in respect of this Agreement.

ARTICLE VIII Miscellaneous

SECTION 8.01.  Conflicts.  In the event of any conflict between the provisions of this Agreement and the provisions of any Senior Debt Document or any Second Priority Debt Document, the provisions of this Agreement shall govern.

SECTION 8.02.  Continuing Nature of this Agreement; Severability.  Subject to Section 6.04, this Agreement shall continue to be effective until the Discharge of Senior Obligations shall have occurred.  This is a continuing agreement of Lien subordination, and the Senior Secured Parties may continue, at any time and without notice to the Second Priority Representatives or any Second Priority Debt Party, to extend credit and other financial accommodations and lend monies to or for the benefit of the Company or any Subsidiary constituting Senior Obligations in reliance hereon.  The terms of this Agreement shall survive and continue in full force and effect in any Insolvency or Liquidation Proceeding.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 8.03.  Amendments; Waivers.

(a)     No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

(b)    This Agreement may be amended in writing signed by each Representative, provided that no such agreement shall amend, modify or otherwise adversely affect the rights or obligations of the Company or any Grantor without such Person’s prior written consent.  Any such amendment, supplement or waiver shall be in writing and shall be binding upon the Senior Secured Parties and the Second Priority Debt Parties and their respective successors and assigns.

(c)     Notwithstanding the foregoing, without the consent of any Secured Party, any Representative may become a party hereto by execution and delivery of a Joinder Agreement in accordance with Section 8.09 of this Agreement and upon such execution and delivery, such Representative and the Secured Parties and Second Priority Debt Obligations of the Debt Facility for which such Representative is acting shall be subject to the terms hereof.

SECTION 8.04.  Information Concerning Financial Condition of the Company and the Subsidiaries.  The Senior Representative, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Debt Parties shall each be responsible for keeping themselves informed of (a) the financial condition of the Company and the Subsidiaries and all endorsers or guarantors of the Senior Obligations or the Second Priority Debt Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the Senior Obligations or the Second Priority Debt Obligations.  The Senior Representative, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Debt Parties shall have no duty to advise any other party hereunder of information known to it or them regarding such condition or any such circumstances or otherwise.  In the event that the Senior Representative, any Senior Secured Party, any Second Priority Representative or any Second Priority Debt Party, in its sole discretion, undertakes at any time or from time to time to provide any such information to any other party, it shall be under no obligation to (i) make, and the Senior Representative, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Debt Parties shall not make or be deemed to have made, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided, (ii) provide any additional information or to provide any such information on any subsequent occasion, (iii) undertake any investigation or (iv) disclose any information that, pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

SECTION 8.05.  Subrogation.  Each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, hereby waives any rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of Senior Obligations has occurred.

SECTION 8.06.  Application of Payments.  Except as otherwise provided herein, all payments received by the Senior Secured Parties may be applied, reversed and reapplied, in whole or in part, to such part of the Senior Obligations as the Senior Secured Parties, in their sole discretion, deem appropriate, consistent with the terms of the Senior Debt Documents.  Except as otherwise provided herein, each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, assents to any extension or postponement of the time of payment of the Senior Obligations or any part thereof and to any other indulgence with respect thereto, to any substitution, exchange or release of any security that may at any time secure any part of the Senior Obligations and to the addition or release of any other Person primarily or secondarily liable therefor.

SECTION 8.07.  Additional Grantors.  The Company agrees that, if any Subsidiary shall become a Grantor after the date hereof, it will promptly cause such Subsidiary to become party hereto by executing and delivering an instrument in the form of Annex II.  Upon such execution and delivery, such Subsidiary will become a Grantor hereunder with the same force and effect as if originally named as a Grantor herein.  The execution and delivery of such instrument shall not require the consent of any other party hereunder, and will be acknowledged by the Designated Second Priority Representative and the Senior Representative.  The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.

SECTION 8.08.  Dealings with Grantors.  Upon any application or demand by the Company or any Grantor to any Representative to take or permit any action under any of the provisions of this Agreement or under any Collateral Document (if such action is subject to the provisions hereof), the Company or such Grantor, as appropriate, shall, upon request of such Repre sentative, furnish to such Representative a certificate of a Responsible Officer (an “Officer’s Certificate”) stating that all conditions precedent, if any, provided for in this Agreement or such Collateral Document, as the case may be, relating to the proposed action have been complied with, except that in the case of any such application or demand as to which the furnishing of such documents is specifically required by any provision of this Agreement or any Collateral Document relating to such particular application or demand, no additional certificate or opinion need be furnished.

SECTION 8.09.  Additional Debt Facilities.  To the extent, but only to the extent, permitted by the provisions of the Senior Debt Documents and the Second Priority Debt Documents, the Company may incur or issue and sell one or more additional series or classes of Second Priority Debt.  Any such additional class or series of Second Priority Debt (the “Second Priority Class Debt”) may be secured by a second priority, subordinated Lien on Shared Collateral, in each case under and pursuant to the relevant Second Priority Collateral Documents for such Second Priority Class Debt, if and subject to the condition that the Representative of any such Second Priority Class Debt (each, a “Second Priority Class Debt Representative”), acting on behalf of the holders of such Second Priority Class Debt (such Representative and holders in respect of any Second Priority Class Debt being referred to as the “Second Priority Class Debt Parties”), becomes a party to this Agreement by satisfying conditions (i) through (iii) of this Section 8.09.  In order for a Second Priority Class Debt Representative to become a party to this Agreement:

(i)     such Second Priority Class Debt Representative shall have executed and delivered a Joinder Agreement substantially in the form of Annex III (with such changes as may be reasonably approved by the Senior Representative and such Second Priority Class Debt Representative) pursuant to which it becomes a Representative hereunder, and the Second Priority Class Debt in respect of which such Class Debt Representative is the Representative and the related Second Priority Class Debt Parties become subject hereto and bound hereby;

(ii)     the Company shall have delivered to each Representative an Officer’s Certificate stating that the conditions set forth in this Section 8.09 are satisfied with respect to such Second Priority Class Debt and, if requested, true and complete copies of each of the Second Priority Debt Documents relating to such Second Priority Class Debt, certified as being true and correct by a Responsible Officer of the Company; and

(iii)     the Second Priority Debt Documents relating to such Second Priority Class Debt shall provide that each Second Priority Class Debt Party with respect to such Second Priority Class Debt will be subject to and bound by the provisions of this Agreement in its capacity as a holder of such Second Priority Class Debt.

SECTION 8.10.  Consent to Jurisdiction; Waivers.  Each Representative, on behalf of itself and the Secured Parties of the Debt Facility for which it is acting, irrevocably and unconditionally:

(a)     submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County, Borough of Manhattan, and of the United States District Court for the Southern District of New York,

and any appellate court from any thereof in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of such action or proceeding may be heard and determined in such court;

(b)     waives, to the fullest extent it may effectively do so, any right it may have to the defense of an inconvenient forum to the maintenance of such action or proceeding;

(c)     agrees that service of copies of the summons and complaint and any other process which may be served in any such action or proceeding may be made by mailing or delivering a copy of such process to such Person (or its Representative) at the address referred to in Section 8.11;

(d)     agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law;

(e)     agrees that nothing herein shall affect the right of any other party hereto (or any Secured Party) to effect service of process in any other manner permitted by law; and

(f)     waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding any special, exemplary, punitive or consequential damages.

SECTION 8.11.  Notices.  All notices, requests, demands and other communications provided for or permitted hereunder shall be in writing and shall be sent:

(i)     if to the Company or any Grantor, to the Company, at its address at:  Callon Petroleum Company, 1401 Enclave, Suite 600,  Houston, Texas 77007,  Attention: Joseph C. Gatto, Jr.,  Chief Financial Officer, Senior Vice President and Treasurer;

(ii)     if to the Initial Second Priority Representative to it at:  Royal Bank of Canada,  4th Floor, 20 King Street West, Toronto, Ontario M5H 1C4, Attention: Manager, Agency Services Group;

(iii)     if to the Senior Representative, to it at:  JPMorgan Chase Bank, National Association, 712 Main Street - 12 South, Houston, Texas 77002, Attention: Correne S. Loeffler; and

(iv)     if to any other Representative, to it at the address specified by it in the Joinder Agreement delivered by it pursuant to Section 8.09.

Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and, may be personally served, telecopied, electronically mailed, sent by facsimile transmission or sent by courier service, U.S. mail, or Federal Express or any other nationally recognized overnight mail service, and shall be deemed to have been given (a) when delivered in person or by courier service, (b) upon the sender’s receipt of electronic confirmation of transmission in the case of telecopy or electronic mail communications (if sent prior to 5 p.m. CT on a Business Day, and otherwise, on the next

Business Day), (c) three (3) days after deposit with the U.S. mail (registered or certified, with postage prepaid and properly addressed) or (d) if sent by Federal Express or other nationally recognized overnight service, the Business Day following the sender’s deposit of the communication with such service (with postage prepaid and properly addressed).  For the purposes hereof, the addresses of the parties hereto shall be as set forth above or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.  If and as agreed to in writing among each Representative from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable Representative provided from time to time by such Representative.

SECTION 8.12.  Further Assurances.  The Senior Representative, on behalf of itself and each Senior Secured Party under the Senior Debt Facility for which it is acting, each Second Priority Representative, on behalf of itself, and each Second Priority Debt Party under its Second Priority Debt Facility, agrees that it will take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as the other parties hereto may reasonably request to effectuate the terms of, and the Lien priorities contemplated by, this Agreement.

SECTION 8.13.  GOVERNING LAW; WAIVER OF JURY TRIAL.

(A)     THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(B)     EACH PARTY HERETO HEREBY ACKNOWLEDGES THAT IT HAS BEEN REPRESENTED BY AND HAS CONSULTED WITH COUNSEL OF ITS CHOICE, AND HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, AND IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 8.14.  Binding on Successors and Assigns.  This Agreement shall be binding upon the Senior Representative, the Senior Secured Parties, the Second Priority Representatives, the Second Priority Debt Parties, the Company, the other Grantors party hereto and their respective successors and assigns.

SECTION 8.15.  Section Titles.  The section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of this Agreement.

SECTION 8.16.  Counterparts.  This Agreement may be executed in one or more counterparts, including by means of facsimile or other electronic method, each of which shall be an original and all of which shall together constitute one and the same document.  Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 8.17.  Authorization.  By its signature, each Person executing this Agreement on behalf of a party hereto represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement.  The Senior Representative represents and warrants that this Agreement is binding upon the Senior Secured Parties.  The Initial Second Priority Representative represents and warrants that this Agreement is binding upon the Initial Second Priority Debt Parties.

SECTION 8.18.  No Third Party Beneficiaries; Successors and Assigns.  The Lien priorities set forth in this Agreement and the rights and benefits hereunder in respect of such Lien priorities shall inure solely to the benefit of the Senior Representative, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Debt Parties, and their respective successors and assigns, and no other Person (including the Grantors, or any trustee, receiver, debtor in possession or bankruptcy estate in a bankruptcy or like proceeding) shall have or be entitled to assert such rights.  Nothing in this Agreement shall impair, as between the Company and the other Grantors and the Senior Representative and the Senior Secured Parties, and as between the Company and the other Grantors and the Second Priority Representatives, the Second Priority Debt Parties, the obligations of the Company and the other Grantors, which are absolute and unconditional, to pay principal, interest, fees and other amounts as provided in the Senior Debt Documents, the Grantors’ Hedge Contracts with Swap Counterparties, the Grantors’  Treasury Management Agreements with Treasury Management Banks and the Second Priority Debt Documents respectively.

SECTION 8.19.  Effectiveness.  This Agreement shall become effective when executed and delivered by the parties hereto.

SECTION 8.20.  Representative Capacities.  It is understood and agreed that (a) the Senior Representative is entering into this Agreement in its capacity as administrative agent under the Credit Agreement, and (b) Royal Bank of Canada, is entering into this Agreement in its capacity as administrative agent and as collateral agent under the Initial Second Priority Loan Agreement.

SECTION 8.21.  Relative Rights.  Notwithstanding anything in this Agreement to the contrary other than Section 8.01, nothing in this Agreement is intended to or will (a) except to the extent contemplated by Section 3.01(d), 5.01(a), 5.01(d), 5.03(a) or 5.03(b), amend, waive or otherwise modify the provisions of the Credit Agreement, any other Senior Debt Document or any Second Priority Debt Documents, or permit the Company or any Grantor to take any action, or fail to take any action, to the extent such action or failure would otherwise constitute a breach of, or default under, the Credit Agreement or any other Senior Debt Document or any Second Priority Debt Documents, (b) change the relative priorities of the Senior Obligations or the Liens granted under the Senior Collateral Documents on the Shared Collateral as among the Senior Secured Parties, (c) otherwise change the relative rights of the Senior Secured Parties in respect of the Shared Collateral as among such Senior Secured Parties or (d) obligate the Company or any Grantor to take any action, or fail to take any action, that would otherwise constitute a breach of, or default under, the Credit Agreement or any other Senior Debt Document or any Second Priority Debt Document.

SECTION 8.22.  Survival of Agreement.  All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION,

as Senior Representative

By:  /s/ Michael A. Kamauf__________________

Name: Michael A. Kamauf
Title: Authorized Officer

ROYAL BANK OF CANADA,

as Initial Second Priority Representative

By:  /s/ Ann Hurley________________________

Name: Ann Hurley
Title: Manager, Agency

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CALLON PETROLEUM COMPANY,

a Delaware corporation

By: /s/ Joseph C. Gatto, Jr.
Joseph C. Gatto, Jr.
Chief Financial Officer, Senior Vice President and
Treasurer

THE GRANTORS LISTED ON ANNEX I HERETO:

CALLON PETROLEUM OPERATING COMPANY,

a Delaware corporation

By: /s/ Joseph C. Gatto, Jr.
Joseph C. Gatto, Jr.
Chief Financial Officer, Senior Vice President and

Treasurer

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